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Exhibit 99.1

FOR MORE INFORMATION, CONTACT:
Kelley Murphy
Corporate Communications
kmurphy26@humana.com
317.701.4007

Lisa Stoner
Investor Relations
lstamper@humana.com
502.580.2652

Humana Announces Leadership Transition Plan:
Jim Rechtin named Chief Operating Officer and CEO Successor,
Bruce Broussard to step down as CEO in the second half of 2024

Broussard, who reimagined senior-focused health care, announces he will step down after more than a decade of serving at the helm of the company

LOUISVILLE, Ky. — October 11, 2023 — Leading health insurer and health care services company Humana Inc. (NYSE: HUM) announced today it has named health care industry veteran Jim Rechtin as President and Chief Operating Officer of Humana Inc., effective January 8, 2024, as part of a long-planned CEO transition. He will report to Bruce Broussard, CEO, until the latter half of 2024 at which time Broussard will step down and Rechtin will assume the CEO role.

Broussard joined Humana in 2011 and assumed the role of CEO in 2013. Over the last decade, he has led the company’s transformation from a health insurer to the broader health care company that it is today by integrating health insurance with health care delivery. Rechtin will lead Humana into its next chapter as part of a multi-year succession plan, with Broussard to remain as a strategic advisor to the company into 2025.

“The board of directors has worked diligently to find the right leader who can take Humana into the next phase of growth and transformation,” said Kurt Hilzinger, Chairman of the Humana Board. “Jim brings a strong combination of operational, industry and CEO expertise. His first-hand experience leading through challenges and opportunities of a changing health care services continuum will help accelerate our integrated care strategy at pace.”

Rechtin joins Humana from Envision Healthcare where he serves as President and CEO. He has more than 22 years of health care experience with a focus on the delivery of value-based care in various medical group settings, including a deep understanding of Medicare Advantage. Before joining Envision, Rechtin served as President of OptumCare, part of UnitedHealth Group.

Prior to OptumCare, Rechtin was with DaVita Medical Group, which he joined in 2014 and played the dual roles of Senior Vice President of Corporate Strategy and President of DaVita Medical Group’s California market. Further, he is a 14-year veteran of Bain & Company, highlighting his depth of experience in health care mergers and the overall health care sector.

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A Kentucky native, Rechtin started his career running operations for a nonprofit health and human services clinic in Indianapolis, and served in the United States Peace Corps in the Congo. He received a Master of Business Administration degree from Harvard Business School and a Bachelor of Arts degree from DePauw University. He serves as a board member for the DePauw Board of Visitors.

“Leading this company and team of employees is an incredible honor,” said Broussard. “As we work to make this a seamless transition in the coming months, I look forward to partnering with Jim. He brings a collaborative, thoughtful and innovative leadership style to our organization, making him a natural fit for the culture of today and the future. Additionally, Jim has worked closely with clinicians in many different care settings. That experience will help support our growing clinical footprint and continuing evolution as a health care company and the important work we do in driving health outcomes for our customers.”

“Humana is a stronger and healthier company because of Bruce’s leadership, with a culture and team passionate about the purpose of helping people live better, healthier lives,” said Hilzinger. “During his tenure, Humana tripled its Medicare Advantage membership, becoming the second largest MA provider in the U.S. with more than 5 million customers today. His passion for our customers and vision for evolving health insurance and integrating health care delivery led to the creation of CenterWell – the largest provider of senior-focused primary care and one of the largest home health companies in the nation.”

About Humana
Humana Inc. is committed to putting health first – for our teammates, our customers, and our company. Through our Humana insurance services, and our CenterWell health care services, we make it easier for the millions of people we serve to achieve their best health – delivering the care and service they need, when they need it. These efforts are leading to a better quality of life for people with Medicare, Medicaid, families, individuals, military service personnel, and communities at large. Learn more about what we offer at Humana.com and at CenterWell.com.

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